Exhibit 99.1

Contacts:	Amy Glynn/Stephanie Carrington
Rick Kline	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7017
(818) 766-3502	aglynn@theruthgroup.com
scarrington@theruthgroup.com

IPC The Hospitalist Company Reports Second Quarter 2012 Results

North Hollywood, CA—July 26, 2012—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights (comparisons are to second quarter 2011):

•	Net revenue increased 15% to $128.5 million, with same-market area net revenue growth of 10%

•	Patient encounters increased to 1.3 million, a 16% increase

•	Income from operations increased 20% to $12.6 million

•	Net income increased 20% to $7.8 million, or $0.46 diluted earnings per share

Six Months Ended June 30, 2012 Highlights (comparisons are to six months ended June 30, 2011):

•	Net revenue increased 15% to $258.3 million, with same-market area net revenue growth of 10%

•	Patient encounters increased to 2.7 million, a 15% increase

•	Income from operations increased 14% to $26.3 million

•	Net income increased 15% to $16.3 million, or $0.97 diluted earnings per share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our strong quarter operating results reflect the continued execution of our growth strategy. We are very pleased with our solid growth in revenue of 15% and operating profit and net income growth of 20%. These increases were driven by a 19% increase of providers since June 2011, and a leverage improvement of general and administrative expenses of 60 basis points over the prior year quarter. We believe that we continue to be the employer and acquiror of choice and remain committed to providing the premier operating platform that allows our providers to focus on the highest quality patient care in both the acute and post-acute arenas. We have a proven growth strategy and have confidence in our ability to execute for the remainder of 2012 and beyond.”

Second Quarter 2012

Patient encounters for the three months ended June 30, 2012 increased by 186,000 encounters, or 16.0%, to 1,345,000, compared to 1,159,000 for the same period in the prior year. Net revenue for the three months ended June 30, 2012 was $128.5 million, an increase of $16.8 million, or 15.0%, from $111.7 million for the three months ended June 30, 2011. Of this $16.8 million increase, 66% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 34% was attributable to revenue generated from operations in five new markets. Of these new markets, three were entered through acquisitions in 2011, one was from a new hospital contract established in 2011 and one was from a new hospital contract established in 2012. Same-market revenue increased 10.0%, same-market encounters increased 12.4% and same market patient revenue per encounter decreased 2.6%. The 2.6% decrease is largely related to a change in service mix from acute to post-acute care. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for the three months ended June 30, 2012 were $94.0 million or 73.2% of net revenue, compared to $81.8 million or 73.2% of net revenue for the three months ended June 30, 2011. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives.

General and administrative expenses increased $2.0 million, or 10.9%, to $20.4 million, or 15.9% of net revenue, for the three months ended June 30, 2012, as compared to $18.4 million, or 16.5% of net revenue, for the three months ended June 30, 2011. The increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs and other expenses. In addition, stock-based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. General and administrative expenses decreased as a percentage of net revenue as the Company continued to leverage these costs over a larger revenue base. Excluding stock-based compensation, general and administrative expenses decreased by 80 basis points to 14.6% of revenue for the three months ended June 30, 2012, compared to 15.4% of revenue for the same period of 2011.

Income from operations increased $2.1 million, or 19.8%, to $12.6 million, as compared to $10.5 million for the same period in the prior year. The operating margin increased to 9.8% for the three months ended June 30, 2012, compared to 9.4% for the three months ended June 30, 2011.

The effective tax rate for the three months ended June 30, 2012 was 37.5%, as compared to 38.0% for the same period in the prior year. The primary reason for the decrease in the effective tax rate was due to a decrease in the Company’s effective state tax rate.

Net income increased to $7.8 million for the three months ended June 30, 2012, as compared to $6.5 million for the three months ended June 30, 2011, and the net income margin was 6.1% for the three months ended June 30, 2012, as compared to 5.8% for the three months ended June 30, 2011. Diluted earnings per share for the quarter ended June 30, 2012 was $0.46, as compared to diluted earnings per share of $0.39 in the same quarter of 2011, an increase of 17.9%.

Liquidity and Capital Resources

As of June 30, 2012, IPC had no debt outstanding and approximately $83.6 million in liquidity, which is composed of $8.7 million in cash and cash equivalents and an available line of credit of $74.9 million.

Net cash provided by operating activities for the six months ended June 30, 2012 was $18.2 million compared to $12.0 million for the same period of 2011. The changes in working capital during the six months ended June 30, 2012 was largely related to an increase in accounts receivable of $8.0 million, a decrease in prepaid expenses and other current assets of $2.4 million, an increase in accrued compensation of $1.3 million primarily related to timing of payrolls and physician bonus payments and an increase in medical malpractice and self insurance reserves of $1.6 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 52 DSO as of June 30, 2012 as compared to 51 DSO as of December 31, 2011.

Net cash used in investing activities was $30.4 million for the six months ended June 30, 2012, compared to $9.2 million for the same period in 2011. Cash of $28.3 million was used in the six months ended June 30, 2012 for physician practice acquisitions and earn-out payments on prior acquisitions compared to $7.7 million in the same period of the prior year.

For the six months ended June 30, 2012, net cash provided by financing activities was $3.2 million, compared to $3.0 million provided by financing activities for the same period in 2011.

2012 Guidance

The Company reaffirms its guidance for the full year 2012 and expects revenue to be in the range of $520 million to $530 million and diluted earnings per share to be in the range of $1.96 to $2.06. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 16.9 million for the year, (ii) a 37.5% effective tax rate, (iii) $6.32 million in stock based compensation expense, and (iv) $4.0 million in depreciation and amortization expense. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning July 26, 2012 at 8:00 p.m. ET (5:00 p.m. PT) and ending on August 9, 2012 at 11:59 p.m. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 99153346 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning July 26, 2012 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 26, 2012 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	June 30, 2012	December 31, 2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$8,743	$17,752
Accounts receivable, net	75,999	68,010
Insurance receivable for malpractice claims—current portion	9,498	8,693
Prepaid expenses and other current assets	10,757	13,139

Total current assets	104,997	107,594
Property and equipment, net	5,928	5,112
Goodwill	194,650	173,688
Other intangible assets, net	1,753	1,812
Deferred tax assets, net	1,522	1,522
Insurance receivable for malpractice claims—less current portion	16,641	15,186

Total assets	$325,491	$304,914

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,135	$3,962
Accrued compensation	22,958	21,640
Payables for practice acquisitions	17,331	23,724
Medical malpractice and self-insurance reserves, current portion	10,159	9,383
Deferred tax liabilities	750	750

Total current liabilities	54,333	59,459
Medical malpractice and self-insurance reserves, less current portion	35,885	32,803

Total liabilities	90,218	92,262
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,639,602 and 16,474,988 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	17	16
Additional paid-in capital	145,854	139,579
Retained earnings	89,402	73,057

Total stockholders’ equity	235,273	212,652

Total liabilities and stockholders’ equity	$325,491	$304,914

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue	$128,472	$111,732	$258,265	$225,119
Operating expenses:
Cost of services—physician practice salaries, benefits and other	94,007	81,784	189,105	163,881
General and administrative	20,432	18,419	40,506	36,194
Net change in fair value of contingent consideration	430	188	514	480
Depreciation and amortization	973	795	1,821	1,550

Total operating expenses	115,842	101,186	231,946	202,105

Income from operations	12,630	10,546	26,319	23,014
Investment income	4	4	8	9
Interest expense	(92)	(22)	(174)	(44)

Income before income taxes	12,542	10,528	26,153	22,979
Income tax provision	4,703	4,000	9,808	8,732

Net income	$7,839	$6,528	$16,345	$14,247

Net income per share:
Basic	$0.47	$0.40	$0.99	$0.87

Diluted	$0.46	$0.39	$0.97	$0.85

Weighted average shares:
Basic	16,545,600	16,382,869	16,525,324	16,346,383

Diluted	16,931,097	16,860,203	16,889,343	16,786,098

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net income	$16,345	$14,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,821	1,550
Stock-based compensation expense	3,088	2,251
Net change in fair value of contingent consideration	514	480
Changes in assets and liabilities:
Accounts receivable	(7,989)	(8,633)
Prepaid expenses and other current assets	2,382	1,470
Accounts payable and accrued liabilities	(845)	(424)
Accrued compensation	1,318	(784)
Medical malpractice and self-insurance reserves, net	1,598	1,805

Net cash provided by operating activities	18,232	11,962

Investing activities
Acquisitions of physician practices	(28,273)	(7,748)
Purchase of property and equipment	(2,174)	(1,460)

Net cash used in investing activities	(30,447)	(9,208)

Financing activities
Proceeds from long-term debt	15,000	—
Repayments of long-term debt	(15,000)	—
Net proceeds from issuance of common stock	2,521	1,991
Excess tax benefits from stock-based compensation	685	971

Net cash provided by financing activities	3,206	2,962

Net (decrease) increase in cash and cash equivalents	(9,009)	5,716
Cash and cash equivalents, beginning of period	17,752	18,935

Cash and cash equivalents, end of period	$8,743	$24,651

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the six consecutive quarters ended June 30, 2012:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30
	2011	2011	2011	2011	2012	2012
Patient encounters	1,186	1,159	1,193	1,224	1,355	1,345

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of six consecutive quarters ended June 30, 2012:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30
	2011	2011	2011	2011	2012	2012
Employed physicians	862	858	920	972	997	976
Nurse practitioners and physician assistants	187	196	212	229	268	275

Total	1,049	1,054	1,132	1,201	1,265	1,251